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                                                                     EXHIBIT 5.1
                          [COOLEY GODWARD LETTERHEAD]

July 25, 2000

Lightspan, Inc.
10140 Campus Point Drive
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Lightspan, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Re-Sale Registration Statement") with the Securities and Exchange Commission, covering the registration of 1,872,513 shares of the Common Stock, $.001 par value, of the Company (the "Shares") on behalf of certain selling stockholders.

In connection with this opinion, we have examined the Re-Sale Registration Statement and related prospectus, the Company's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Re-Sale Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/  CHRISTOPHER J. KEARNS
   -----------------------------------
   Christopher J. Kearns